Exhibit 99.1

     Journal Register Company Announces Record Second Quarter 2005 Results;
             Earnings Up 6.0 Percent; Free Cash Flow Up 36.9 Percent

    TRENTON, N.J.--(BUSINESS WIRE)--July 19, 2005--Journal Register Company (NYSE: JRC) today reported net income of $15.4 million, or $0.37 per diluted share, for the quarter ended June 26, 2005, an increase of 6.0 percent as compared to net income per diluted share of $0.35 for the quarter ended June 27, 2004.
    Chairman and CEO Robert M. Jelenic stated, "We are pleased with our financial results for the second quarter, which reflect record earnings and substantial free cash flow. Our results were driven by our diligent focus on cost control throughout the Company, earnings accretion from our Michigan cluster and strong online revenue performance, which enabled us to offset a challenging advertising environment and deliver strong operating results. We remain optimistic that our advertising revenue trends will improve as we progress through the second half of the year."
    Continuing, Jelenic noted that, "We continue to be pleased with the progress in our Michigan cluster, which added $0.04 per diluted share to our results in the second quarter and $0.01 per diluted share for the six months ended June 26, 2005. We continue to expect Michigan to add a total of $0.02 to $0.03 per diluted share to our full year 2005 results and approximately $0.30 per diluted share to our free cash flow in 2005."
    Total revenues for the quarter ended June 26, 2005 were $146.7 million, as compared to total revenues of $107.7 million for the second quarter of 2004, an increase of 36.3 percent.
    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties currently owned were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Total advertising revenues for the second quarter of 2005 increased 41.2 percent to $115.0 million, as compared to $81.5 million for the second quarter of 2004. On a pro forma basis, advertising revenues for the second quarter of 2005 decreased 0.9 percent to $115.0 million as compared to $116.1 million for the second quarter of 2004. For the year-to-date period ended June 26, 2005, pro forma advertising revenues were flat.
    Classified advertising revenues on a pro forma basis increased 1.0 percent in the second quarter of 2005 as compared to the prior year quarter, with five of the Company's seven clusters reporting increases in classified advertising revenues. Overall classified advertising revenue gains were led by the Company's Capital-Saratoga, New York cluster, up 7.6 percent, and the Connecticut cluster, up 5.3 percent, each on a pro forma basis as compared to the second quarter of 2004.
    Growth in overall classified advertising revenues was led by continued strength in classified employment advertising revenues, up
7.6 percent, with particular strength in the Connecticut cluster, up
10.8 percent; the Greater Cleveland cluster, up 8.8 percent; and the Greater Philadelphia cluster, up 8.3 percent. Classified real estate advertising revenues increased 5.9 percent in the quarter as compared to the second quarter of last year, led by strength in the Company's Capital-Saratoga, New York and Central New England clusters. Classified automotive advertising revenues remained soft, and were down 10.4 percent for the 2005 second quarter, on a pro forma basis as compared to the prior year quarter. However, automotive advertising revenues were up in the Michigan and Mid-Hudson, New York clusters.
    Retail advertising revenues on a pro forma basis for the second quarter of 2005 decreased 2.0 percent as compared to the prior year quarter. Retail advertising revenue performance was strong in the Company's Mid-Hudson, New York cluster, which was up 4.8 percent for the second quarter of 2005 as compared to the 2004 second quarter.
    National advertising revenues, on a pro forma basis, were down 4.8 percent for the quarter ended June 26, 2005 as compared to the second quarter of 2004, reflecting tough comparisons. In the second quarter of 2004, the Company reported a 15.3 percent increase in national advertising revenues as compared to the second quarter of 2003.
    Circulation revenues were $26.8 million for the second quarter of 2005, as compared to $22.1 million in the second quarter of 2004. On a pro forma basis, circulation revenues were $26.8 million for the second quarter of 2005, as compared to $27.4 million for the prior year quarter.
    The Company continued to post strong gains in online revenues in the second quarter of 2005. Online revenues were $2.4 million in the quarter, an increase of 64.4 percent as compared to the second quarter of 2004. The Company's websites generated approximately 52 million page views during the second quarter, an increase of 59.2 percent as compared to the prior year quarter. The Company's online business continued to produce substantial operating profits in the second quarter.
    The Company reported EBITDA for the second quarter of $39.8 million, as compared to EBITDA of $31.1 million in the second quarter of 2004, an increase of 28.0 percent.
    On a same-store basis, the Company's non-newsprint cash operating expenses for the second quarter of 2005 decreased 1.1 percent. The Company's newsprint expense increased 1.2 percent for the quarter as compared to the prior year quarter, on a same-store basis. The increase in newsprint expense reflects an increase of approximately nine percent in unit cost, partially offset by a decrease in consumption, each on a comparable basis.
    President and Chief Operating Officer Jean B. Clifton noted, "Our strict financial discipline drove our financial results for the quarter and enabled us to generate record net income per diluted share."
    Continuing, Clifton stated, "We also continue to generate significant free cash flow, which was $24.2 million, or $0.58 per diluted share, for the second quarter of 2005, an increase of 36.9 percent from the prior year quarter. Free cash flow powers our de-leveraging, provides capital for stock repurchases and supports our strategic acquisition program."
    As of July 15, 2005, the Company had repurchased 764,800 shares of its common stock in 2005, and the Company had 41.3 million shares of common stock outstanding.
    Since December 26, 2004, Journal Register Company also reduced its long-term debt outstanding by $22.5 million, to $755.8 million.
    The Company also announced that Mr. Jelenic has been diagnosed with a treatable form of cancer. He has been advised by his doctors that the cancer has not spread, that it can be removed by surgical procedure and that the prognosis is good. Mr. Jelenic is expected to undergo the surgery shortly. During his recuperation, he will primarily be at home and plans to be in regular contact with the Company's management team. Mr. Jelenic expects to resume a full-time schedule within a few months.
    "We have a deep and talented management team, and I am extremely confident in their capabilities," noted Jelenic. "Starting with Jean Clifton, who will oversee most of my functions while I am recovering, the Company is in good hands. From my personal perspective, I see no cause for concern about my future or that of the Company, and our outlook for the balance of the year is good."
    The Company's second quarter 2005 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 201 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
          (Unaudited; in thousands, except per share amounts)

                                 Thirteen Weeks     Twenty-six Weeks
                                     Ended               Ended
                               ------------------- -------------------
                                6/26/05   6/27/04   6/26/05   6/27/04
                               --------- --------- --------- ---------
Revenues:
  Advertising                  $115,011  $ 81,459  $217,251  $154,136
  Circulation                    26,850    22,107    53,920    44,608
                                -------- --------- --------- ---------
Newspaper revenues              141,861   103,566   271,171   198,744
Commercial printing and other     4,872     4,085     9,471     8,065
                                -------- --------- --------- ---------
Total revenues                  146,733   107,651   280,642   206,809
Operating expenses:
 Salaries and employee
  benefits                       55,385    39,418   111,399    78,667
 Newsprint, ink and printing
  charges                        12,956     8,520    24,129    16,228
 Selling, general and
  administrative                 19,602    14,258    41,310    27,732
 Depreciation and amortization    5,114     3,678    10,352     7,389
 Other                           19,018    14,371    37,967    29,212
                                -------- --------- --------- ---------
Total operating expenses        112,075    80,245   225,157   159,228
Operating income                 34,658    27,406    55,485    47,581
Net interest expense and other   (9,350)   (3,128)  (17,843)   (6,463)
                                -------- --------- --------- ---------
Income before provision for
 income taxes                    25,308    24,278    37,642    41,118
Provision for income taxes        9,936     9,518    14,771    16,111
                                -------- --------- --------- ---------
Net income                     $ 15,372  $ 14,760  $ 22,871  $ 25,007
                                ======== ========= ========= =========
Net income per common share
  Basic                        $   0.37  $   0.35  $   0.55  $   0.60
  Diluted                      $   0.37  $   0.35  $   0.54  $   0.59
Weighted-average shares
 outstanding:
  Basic                          41,717    41,938    41,867    41,852
  Diluted                        41,943    42,693    42,179    42,635

----------------------------------------------------------------------
Other Data:
 Net income                      $15,372  $14,760  $ 22,871  $ 25,007
  Add: Provision for income
   taxes                           9,936    9,518    14,771    16,111
  Add: Net interest expense and
   other                           9,350    3,128    17,843     6,463
                                 -------- -------- --------- ---------
 Operating income                 34,658   27,406    55,485    47,581
   Add: Depreciation and
    amortization                   5,114    3,678    10,352     7,389
                                 -------- -------- --------- ---------
  EBITDA                         $39,772  $31,084  $ 65,837  $ 54,970
   Less: Capital expenditures     (3,081)  (3,017)   (4,864)   (5,070)
   Less: Interest expense and
    other                         (9,350)  (3,088)  (17,843)   (6,397)
   Less: Cash income taxes (1)    (3,170)  (7,008)   (4,893)  (11,554)
                                 -------- -------- --------- ---------
Free Cash Flow                   $24,171  $17,971  $ 38,237  $ 31,949
Free Cash Flow per diluted share $  0.58  $  0.42  $   0.91  $   0.75
----------------------------------------------------------------------

(1) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.

(2) Certain operating expenses have been reclassified in the 2004 periods to conform to the Company's current financial presentation. The reclassification had no impact on total operating expenses, operating income, EBITDA or net income.




    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200